EX 99.2

FOR IMMEDIATE RELEASE:	CONTACT:
Geoff High, Vice President of Investor Relations
303-604-3924

OUMA SANANIKONE APPOINTED TO DMC GLOBAL’S BOARD OF DIRECTORS

BROOMFIELD, Colo. – August 7, 2023 – DMC Global Inc. (Nasdaq: BOOM) today announced its board of directors has elected Ouma Sananikone as an independent director. Her appointment increases the number of directors on DMC’s board to eight.

Ms. Sananikone, who will sit on the board’s risk committee, brings more than 30 years of executive leadership and board-level experience. She has an extensive background in finance, capital markets, mergers and acquisitions and investment management, and also is knowledgeable about a variety of industrial end markets.

In her most recent executive leadership role, Ms. Sananikone was managing director of corporate strategy and development at BT Financial Group, a $50 billion asset management firm that included BT Asset Management, Rothschild Asset Management and Westpac Financial Services.

She also served as CEO at Australia-based Aberdeen Asset Management Ltd and Equitilink Group. Ms. Sananikone was CEO at Equitilink when it was acquired by Aberdeen and she played a key role in the integration of the two asset management firms.
She currently is an independent member of the board of directors at publicly traded Hafnia Ltd., a $1.8 billion owner and operator of oil tankers; iA Financial Group, where she serves on the investment committee; and Innergex Renewable Energy, a renewable power producer, where she is an audit committee member.

David Aldous, DMC’s chairman, said, “Ouma joins the DMC board with a rich and highly relevant professional background. We are pleased she has accepted this opportunity and look forward to her insight and contributions as DMC enters the next chapter in its evolution.”

“I am honored to be joining the DMC board at this juncture in the Company’s development,” said Ms. Sananikone. “I look forward to working with my fellow directors in supporting DMC’s leadership team as it pursues its compelling growth strategy.”

Ms. Sananikone received a Bachelor of Arts degree in economics and political science and a Master of Commerce degree in economics from New South Wales University. In 2000, she received a Centenary medal from the Government of Australia for her leadership in financial services.

About DMC Global

DMC Global is an owner and operator of innovative, asset-light manufacturing businesses that provide unique, highly engineered products and differentiated solutions. DMC’s businesses have established leadership positions in their respective markets and consist of: Arcadia, a leading supplier of architectural building products; DynaEnergetics, which serves the global energy industry; and NobelClad, which addresses the global industrial infrastructure and transportation sectors. DMC’s businesses are led by experienced, strategically focused management teams, which are supported with business resources and capital allocation expertise to advance their operating strategies and generate the greatest returns. Based in Broomfield, Colorado, DMC trades on Nasdaq under the symbol “BOOM.” For more information, visit: HTTP://WWW.DMCGLOBAL.COM.